PROMISSORY NOTE
U.S. $70,000,000.00    July 27, 2012
FOR VALUE RECEIVED, and at the times hereinafter specified, CHSP DENVER LLC, a Delaware limited liability company (“Maker”), whose address is c/o Chesapeake Lodging Trust, 1997 Annapolis Exchange Parkway, Suite 410, Annapolis, Maryland 21401, hereby promises to pay to the order of WESTERN NATIONAL LIFE INSURANCE COMPANY, a Texas corporation (hereinafter referred to, together with each subsequent holder hereof, as “Holder”), at c/o AIG Asset Management (U.S.), LLC, 1999 Avenue of the Stars, 38th Floor, Los Angeles, California 90067-6022, , or at such other address as may be designated from time to time hereafter by any Holder, the principal sum of SEVENTY MILLION AND NO/100THS DOLLARS ($70,000,000.00), together with interest on the principal balance outstanding from time to time, as hereinafter provided, in lawful money of the United States of America.
By its execution and delivery of this promissory note (this “Note”), Maker covenants and agrees as follows:
1.Interest Rate and Payments.
(a)    The balance of principal outstanding from time to time under this Note shall bear interest at the rate of four and nine tenths percent (4.90%) per annum (the “Original Interest Rate”), based on a three hundred sixty (360) day year composed of twelve (12) months of thirty (30) days each; provided, however, interest for partial months shall be calculated by multiplying the principal balance of this Note by the applicable interest rate (i.e., the Original Interest Rate or the New Rate (hereinafter defined)), dividing the product by three hundred sixty (360), and multiplying that result by the actual number of days elapsed.
(b)    Interest only shall be payable on the date the loan evidenced by this Note (the “Loan”) is funded by Holder, in advance, for the period from and including the date of funding through and including July 31, 2012 (the “Stub Interest Period”).
(c)    Commencing on September 1, 2012 and on the first day of each month thereafter through and including the first day of the calendar month immediately preceding the Original Maturity Date (as hereinafter defined), combined payments of principal and interest shall be payable, in arrears, in the amount of $371,508.70, each (such amount representing an amount that would be sufficient to fully amortize the original principal amount of this Note over a three hundred sixty (360) month period (the “Amortization Period”)), at the Original Interest Rate.
(d)    The entire outstanding principal balance of this Note, together with all accrued and unpaid interest and all other sums due hereunder, shall be due and payable in full on August 1, 2042 (the “Original Maturity Date”). Holder shall have the right, however, to require repayment of the entire outstanding principal balance of this Note, together with all accrued and unpaid interest and all other sums due hereunder, on any business day occurring on or after the Earliest Call Option Repayment Date (as hereinafter defined), by delivering written notice (a “Call

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Option Notice”) to Maker at least one hundred eighty (180) days prior to the date that Holder sets forth in the Call Option Notice as the date for the repayment of the entire Loan (the “Call Option Repayment Date”). If Holder delivers a Call Option Notice and Maker fails to repay the entire outstanding principal balance of this Note, together with all accrued and unpaid interest and all other sums due hereunder, on the applicable Call Option Repayment Date, then the same shall constitute an immediate Event of Default under the Loan Documents, entitling Holder to accelerate the Loan and exercise any and all of its remedies by reason of the occurrence of such Event of Default. As used herein, the “Earliest Call Option Repayment Date” shall mean August 1, 2022.
2.    Holder’s Extension Option; Net Operating Income.
(a)    If Maker shall fail to pay the outstanding principal balance of this Note and all accrued interest and other charges due hereon at the Original Maturity Date, Holder shall have the right, at Holder’s sole option and discretion, to extend the term of the Loan for an additional period of five (5) years (the “Extension Term”). If Holder elects to extend the term of the Loan, Maker shall pay all fees of Holder incurred in connection with such extension, including, but not limited to, attorneys’ fees and title insurance premiums. Maker shall execute all documents reasonably requested by Holder to evidence and secure the Loan, as extended, and shall obtain and provide to Holder any title insurance policy or endorsement requested by Holder.
(b)    Should Holder elect to extend the term of the Loan as provided above, Holder shall (i) reset the interest rate borne by the then‑existing principal balance of the Loan to a rate per annum (the “New Rate”) equal to the greater of (A) the Original Interest Rate, or (B) Holder’s (or comparable lenders’, if Holder is no longer making such loans) then‑prevailing interest rate for five (5) year loans secured by properties similar to the Property (hereinafter defined), as determined by Holder in its sole discretion; (ii) re‑amortize the then‑existing principal balance of the Loan the remaining portion of the Amortization Period (the “New Amortization Period”); (iii) have the right to require Maker to enter into modifications of the non‑economic terms of the Loan Documents as Holder may request (the “Non‑Economic Modifications”); and (iv) notwithstanding any provision set forth in the Loan Documents to the contrary, have the right to require Maker to make monthly payments into escrow for insurance premiums and real property taxes, assessments and similar governmental charges. Hence, monthly principal and interest payments during the Extension Term shall be based upon the New Rate, and calculated to fully amortize the outstanding principal balance of the Loan over the New Amortization Period.
(c)    If Holder elects to extend the term of the Loan, Holder shall advise Maker of the New Rate within fifteen (15) days following the Original Maturity Date.
(d)    In addition to the required monthly payments of principal and interest set forth above, commencing on the first day of the second month following the Original Maturity Date and continuing on the first day of each month thereafter during the Extension Term (each an “Additional Payment Date”), Maker shall make monthly payments to Holder in an amount equal to all Net Operating Income (hereinafter defined) attributable to the Property for the calendar month ending on the last day of the month that is two months preceding each such Additional Payment Date. For example, assuming the Original Maturity Date is January 1, then Net Operating Income

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for the period from January 1 through January 31 shall be payable to Holder on March 1; Net Operating Income for the period from February 1 through February 28 shall be payable to Holder on April 1, and so on.
(e)    All such Net Operating Income received from Maker shall be held by, and in the possession of, Holder and shall be deposited into an account or accounts maintained at a financial institution chosen by Holder in its sole discretion (the “Deposit Account”) and all such funds shall be invested in a manner acceptable to Holder in its sole discretion. All interest, dividends and earnings credited to the Deposit Account shall be held and applied in accordance with the terms hereof.
(f)    On the third Additional Payment Date and on each third Additional Payment Date thereafter, Holder shall apply all Excess Funds (hereinafter defined), if any, to prepayment of amounts due under this Note, without premium or penalty.
(g)    As security for the repayment of the Loan and the performance of all other obligations of Maker under the Loan Documents, Maker hereby assigns, pledges, conveys, delivers, transfers and grants to Holder a first priority security interest in and to: all Maker’s right, title and interest in and to the Deposit Account; all rights to payment from the Deposit Account and the money deposited therein or credited thereto (whether then due or in the future due and whether then or in the future on deposit); all interest thereon; any certificates, instruments and securities, if any, representing the Deposit Account; all claims, demands, general intangibles, choses in action and other rights or interests of Maker in respect of the Deposit Account; any monies then or at any time thereafter deposited therein; any increases, renewals, extensions, substitutions and replacements thereof; and all proceeds of the foregoing.
(h)    From time to time, but not more frequently than monthly, Maker may request a disbursement (a “Disbursement”) from the Deposit Account for capital expenses, tenant improvement expenses, leasing commissions and special contingency expenses. Holder may consent to or deny any such Disbursement in its sole discretion.
(i)    Upon the occurrence of any Event of Default (hereinafter defined) (i) Maker shall not be entitled to any further Disbursement from the Deposit Account; and (ii) Holder shall be entitled to take immediate possession and control of the Deposit Account (and all funds contained therein) and to pursue all of its rights and remedies available to Holder under the Loan Documents, at law and in equity.
(j)    All of the terms and conditions of the Loan shall apply during the Extension Term, except as expressly set forth above, and except that no further extensions of the Loan shall be permitted.
(k)    For the purposes of the foregoing:
(i)    “Excess Funds” shall mean, on any Additional Payment Date, the amount of funds then existing in the Deposit Account (including any Net Operating

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Income due on the applicable Additional Payment Date), less an amount equal to the sum of three regularly scheduled payments of principal and interest due on this Note;
(ii)    “Net Operating Income” shall mean, for any particular period of time, Gross Revenue for the relevant period, less Operating Expenses for the relevant period; provided, however, that if such amount is equal to or less than zero (0), Net Operating Income shall equal zero (0);
(iii)    “Gross Revenue” shall mean all payments and other revenues (exclusive, however, of any payments attributable to sales taxes) received by or on behalf of Maker from all sources related to the ownership or operation of the Property, including, but not limited to, rents, room charges, parking fees, interest, security deposits (unless required to be held in a segregated account), business interruption insurance proceeds, operating expense pass‑through revenues and common area maintenance charges, for the relevant period for which the calculation of Gross Revenue is being made; and
(iv)    “Operating Expenses” shall mean the sum of all ordinary and necessary operating expenses actually paid by Maker in connection with the operation of the Property during the relevant period for which the calculation of Operating Expenses is being made, including, but not limited to, (a) payments made by Maker for taxes and insurance required under the Loan Documents, and (b) monthly debt service payments as required under this Note.
3.    Budgets During Extension Term.
(a)    Within fifteen (15) days following the Original Maturity Date and on or before December 1 of each subsequent calendar year, Maker shall deliver to Holder a proposed revenue and expense budget for the Property for the remainder of the calendar year in which the Original Maturity Date occurs or the immediately succeeding calendar year (as applicable). Such budget shall set forth Maker’s projection of Gross Revenue and Operating Expenses for the applicable calendar year, which shall be subject to Holder’s reasonable approval. Once a proposed budget has been reviewed and approved by Holder, and Maker has made all revisions requested by Holder, if any, the revised budget shall be delivered to Holder and shall thereafter become the budget for the Property hereunder (the “Budget”) for the applicable calendar year. If Maker and Holder are unable to agree upon a Budget for any calendar year, the budgeted Operating Expenses (excluding extraordinary items) provided in the Budget for the Property for the preceding calendar year shall be considered the Budget for the Property for the subject calendar year until Maker and Holder agree upon a new Budget for such calendar year.
(b)    During the Extension Term, Maker shall operate the Property in accordance with the Budget for the applicable calendar year, and the total of expenditures relating to the Property exceeding one hundred and five percent (105%) of the aggregate of such expenses set forth in the Budget for the applicable time period shall not be treated as Operating Expenses for the purposes of calculating “Net Operating Income,” without the prior written consent of Holder except for emergency expenditures which, in the Maker’s good faith judgment, are reasonably necessary to protect, or avoid immediate danger to, life or property.

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4.    Reports During Extension Term.
(a)    During the Extension Term, Maker shall deliver to Holder all financial statements reasonably required by Holder to calculate Net Operating Income, including, without limitation, a monthly statement to be delivered to Holder concurrently with Maker’s payment of Net Operating Income that sets forth the amount of Net Operating Income accompanying such statement and Maker’s calculation of Net Operating Income for the relevant calendar month. Such statements shall be certified by an executive officer of Maker or Maker’s manager, managing member or general partner (as applicable) as having been prepared in accordance with the terms hereof and to be true, accurate and complete in all material respects.
(b)    In addition, on or before February 1 of each calendar year during the Extension Term, Maker shall submit to Holder an annual income and expense statement for the Property which shall include the calculation of Gross Revenue, Operating Expenses and Net Operating Income for the preceding calendar year and shall be accompanied by Maker’s reconciliation of any difference between the actual aggregate amount of the Net Operating Income for such calendar year and the aggregate amount of Net Operating Income for such calendar year actually remitted to Holder. All such statements shall be certified by an executive officer of Maker or Maker’s manager, managing member or general partner (as applicable) as having been prepared in accordance with the terms hereof and to be true, accurate and complete in all material respects. If any such annual financial statement discloses any inconsistency between the calculation of Net Operating Income and the amount of Net Operating Income actually remitted to Holder, Maker shall immediately remit to Holder the amount of any underpayment of Net Operating Income for such calendar year or, in the event of an overpayment by Maker, such amount may be withheld from any subsequent payment of Net Operating Income required hereunder.
(c)    Holder may notify Maker within ninety (90) days after receipt of any statement or report required hereunder that Holder disputes any computation or item contained in any portion of such statement or report. If Holder so notifies Maker, Holder and Maker shall meet in good faith within twenty (20) days after Holder’s notice to Maker to resolve such disputed items. If, despite such good faith efforts, the parties are unable to resolve the dispute at such meeting or within ten (10) days thereafter, the items shall be resolved by an independent certified public accountant designated by Holder within fifteen (15) days after such ten (10) day period. The determination of such accountant shall be final. All fees of such accountant shall be paid by Maker. Maker shall remit to Holder any additional amount of Net Operating Income found to be due for such periods within ten (10) days after the resolution of such dispute by the parties or the accountant’s determination, as applicable. The amount of any overpayment found to have been made for such periods may be withheld from any required future remittance of Net Operating Income.
(d)    Maker shall at all times keep and maintain full and accurate books of account and records adequate to reflect correctly all items required in order to calculate Net Operating Income.

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5.    Prepayment.
(a)    Maker shall have no right to prepay all or any part of this Note before the date that is forty-eight (48) calendar months from and after the first day immediately following the Stub Interest Period (the “Lockout Expiration Date”).
(b)    At any time on or after the Lockout Expiration Date, Maker shall have the right to prepay the full principal amount of this Note and all accrued but unpaid interest hereon as of the date of prepayment, provided that (i) Maker gives not less than thirty (30) days’ prior written notice to Holder of Maker’s election to prepay this Note, and (ii) Maker pays a prepayment premium to Holder equal to the greater of (A) one percent (1%) of the outstanding principal amount of this Note and (B) the Present Value of this Note (hereinafter defined), less the amount of principal being prepaid, calculated as of the prepayment date.
(c)    Holder shall notify Maker of the amount and basis of determination of the prepayment premium. Holder shall not be obligated to accept any prepayment of the principal balance of this Note unless such prepayment is accompanied by the applicable prepayment premium and all accrued interest and other sums due under this Note. Maker may not prepay the Loan on a Friday or on any day preceding a public holiday, or the equivalent for banks generally under the laws of the State in which the Property is located (the “State”), or on any day that is not a Business Day (as hereinafter defined).
(d)    Except for making payments of Net Operating Income as required under Section 2 above, and except for the application of insurance proceeds or condemnation awards to the principal balance of this Note, as provided in the Deed of Trust (as hereinafter defined), in no event shall Maker be permitted to make any partial prepayments of this Note.
(e)    If Holder accelerates this Note for any reason in accordance with the terms of the Loan Documents, then in addition to Maker’s obligation to pay the then outstanding principal balance of this Note and all accrued but unpaid interest thereon, Maker shall pay an additional amount equal to the prepayment premium that would be due to Holder if Maker were voluntarily prepaying this Note at the time that such acceleration occurred, or if under the terms hereof no voluntary prepayment would be permissible on the date of such acceleration, Maker shall pay a prepayment premium calculated as set forth in the Deed of Trust; provided, however, no prepayment premium shall be payable if, at the time of such acceleration, the Note is prepayable in full without a prepayment premium pursuant to Section 5(h)(i) or (iii) below.
(f)    For the purposes of the foregoing:
(i)    The “Present Value of this Note” with respect to any prepayment of this Note, as of any date, shall be determined by discounting all scheduled payments of principal and interest remaining up to and including the Earliest Call Option Repayment Date, attributed to the amount being prepaid, at the Discount Rate. If prepayment occurs on a date other than a regularly scheduled payment date, the actual number of days remaining from the prepayment date to the next regularly scheduled payment date will be used to discount within such period;

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(ii)    The “Discount Rate” is the rate which, when compounded monthly, is equivalent to the Treasury Rate, when compounded semi‑annually;
(iii)    The “Treasury Rate” is the semi‑annual yield on the Treasury Constant Maturity Series with maturity equal to the remaining weighted average life of this Note up to and including the Earliest Call Option Repayment Date, for the week prior to the prepayment date, as reported in Federal Reserve Statistical Release H.15 ‑ Selected Interest Rates, conclusively determined by Holder on the prepayment date. The rate will be determined by linear interpolation between the yields reported in Release H.15, if necessary. In the event Release H.15 is no longer published, Holder shall select a comparable publication to determine the Treasury Rate.
(g)    Holder shall not be obligated actually to reinvest the amount prepaid in any treasury obligations as a condition precedent to receiving any prepayment premium.
(h)    Notwithstanding the foregoing, (i) at any time during the Extension Term, Maker shall have the right to prepay the full principal amount of this Note and all accrued but unpaid interest thereon as of the date of prepayment, without prepayment premium thereon, and (ii) no prepayment premium shall be due in connection with the application by Holder of any insurance proceeds or condemnation awards to the principal balance of this Note, as provided in the Deed of Trust, and (iii) Maker shall have the right to prepay the full principal amount of this Note and all accrued but unpaid interest thereon as of the date of prepayment, without prepayment premium thereon at any time during the six (6) calendar month period immediately prior to the Earliest Call Option Repayment Date, and at any time from and after the Earliest Call Option Repayment Date until the Original Maturity Date.
6.    Payments. Whenever any payment to be made under this Note shall be stated to be due on a Saturday, Sunday or public holiday or the equivalent for banks generally under the laws of the State (any other day being a “Business Day”), such payment may be made on the next succeeding Business Day.
7.    Default Rate.
(a)    The entire balance of principal, interest, and other sums due upon the maturity hereof, by acceleration or otherwise, shall bear interest from the date due until paid at the greater of (i) eighteen percent (18%) per annum, (ii) a per annum rate equal to five percent (5%) over the prime rate (for corporate loans at large United States money center commercial banks) published in The Wall Street Journal on the first business day of each month, and (iii) a per annum rate equal to five percent (5%) over the Original Interest Rate or the New Rate, as applicable (the “Default Rate”); provided, however, that such rate shall not exceed the maximum permitted by applicable state or federal law. In the event The Wall Street Journal is no longer published or no longer publishes such prime rate, Holder shall select a comparable reference.
(b)    If any payment under this Note is not made when due, interest shall accrue on the entire principal balance on the Loan at the Default Rate from the date such payment was due until payment is actually made.

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8.    Late Charges. In addition to interest as set forth herein, Maker shall pay to Holder a late charge equal to four percent (4%) of any amounts due under this Note in the event any such amount is not paid when due.
9.    Application of Payments. All payments hereunder shall be applied first to the payment of late charges, if any, then to the payment of prepayment premiums, if any, then to the repayment of any sums advanced by Holder for the payment of any insurance premiums, taxes, assessments, or other charges against the property securing this Note, if any, and any other costs and expenses incurred by Holder in accordance with the Loan Documents (together with interest thereon at the Default Rate from the date of advance until repaid), then to the payment of accrued and unpaid interest, and then to the reduction of principal. Notwithstanding the foregoing, for so long as any Event of Default is continuing, Holder shall have the continuing exclusive right to apply any payments received by Holder from or on behalf of Maker as Holder may elect against the then due and owing obligations of Maker under this Note in such order of priority or in such allocation as Holder may deem advisable in its sole and absolute discretion.
10.    Immediately Available Funds. Payments under the Loan shall be payable in immediately available funds without setoff, counterclaim or deduction of any kind, and shall be made by electronic funds transfer from a bank account established and maintained by Maker for such purpose.
11.    Security. This Note is secured by a Fee and Leasehold Deed of Trust, Security Agreement, Fixture Filing, Financing Statement and Assignment of Leases and Rents of even date herewith granted by Maker for the benefit of the named Holder hereof (the “Deed of Trust”) encumbering certain real property and improvements thereon and as more particularly described in such Deed of Trust (the “Property”).
12.    Certain Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Deed of Trust.
13.    Event of Default. Each of the following events will constitute an event of default (an “Event of Default”) under this Note and each other Loan Document, and the occurrence of any “Event of Default” (as defined in any other Loan Document) under any Loan Document shall constitute an Event of Default hereunder and under each of the other Loan Documents:
(a)    any failure to pay when due any sum under this Note, including, without limitation, any and all amounts due on any Call Option Repayment Date;
(b)    any failure of Maker or Recourse Carve-Out Guarantor to properly perform any obligation contained herein (other than the obligation to make payments under this Note) and the continuance of such failure for a period of thirty (30) days following written notice thereof from Holder to Maker; provided, however, that if such failure is curable but cannot be cured within such thirty (30) day period, then, so long as Maker commences to cure such failure within such thirty (30) day period and is continually and diligently attempting to cure to completion, such failure shall not be an Event of Default unless such failure remains uncured for ninety (90) days after such written notice to Maker; or

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(c)    if, at any time during the Extension Term, Gross Revenue for any calendar month shall be less than ninety‑three percent (93%) of the amount of projected Gross Revenue for such month set forth in the applicable Budget.
14.    Acceleration. Upon the occurrence of any Event of Default, the entire balance of principal, accrued interest, and other sums owing hereunder shall, at the option of Holder, become at once due and payable without notice or demand. Upon the occurrence of an Event of Default described in Section 13(c) hereof, Holder shall have the option, in its sole discretion, to either (a) exercise any remedies available to it under the Loan Documents, at law or in equity, or (b) require Maker to submit a new proposed budget for Holder’s approval. If Holder agrees to accept such new proposed budget, then such budget shall become the Budget for all purposes hereunder.
15.    Conditions Precedent. Maker hereby certifies and declares that all acts, conditions and things required to be done and performed and to have happened precedent to the creation and issuance of this Note, and to constitute this Note the legal, valid and binding obligation of Maker, enforceable in accordance with the terms hereof, have been done and performed and happened in due and strict compliance with all applicable laws.
16.    Certain Waivers and Consents. Maker and all parties now or hereafter liable for the payment hereof, primarily or secondarily, directly or indirectly, and whether as endorser, guarantor, surety, or otherwise, hereby severally (a) waive presentment, demand, protest, notice of protest and/or dishonor, and all other demands or notices of any sort whatever with respect to this Note, (b) consent to impairment or release of collateral, extensions of time for payment, and acceptance of partial payments before, at, or after maturity, (c) waive any right to require Holder to proceed against any security for this Note before proceeding hereunder, (d) waive diligence in the collection of this Note or in filing suit on this Note, and (e) agree to pay all costs and expenses, including reasonable attorneys’ fees, which may be incurred in the collection of this Note or any part thereof or in preserving, securing possession of, and realizing upon any security for this Note.
17.    Usury Savings Clause. The provisions of this Note and of all agreements between Maker and Holder are, whether now existing or hereinafter made, hereby expressly limited so that in no contingency or event whatever, whether by reason of acceleration of the maturity hereof, prepayment, demand for payment or otherwise, shall the amount paid, or agreed to be paid, to Holder for the use, forbearance, or detention of the principal hereof or interest hereon, which remains unpaid from time to time, exceed the maximum amount permissible under applicable law, it particularly being the intention of the parties hereto to conform strictly to the laws of the State and Federal law, whichever is applicable. If from any circumstance whatever, the performance or fulfillment of any provision hereof or of any other agreement between Maker and Holder shall, at the time performance or fulfillment of such provision is due, involve or purport to require any payment in excess of the limits prescribed by law, then the obligation to be performed or fulfilled is hereby reduced to the limit of such validity, and if from any circumstance whatever Holder should ever receive as interest an amount which would exceed the highest lawful rate, the amount which would be excessive interest shall be applied to the reduction of the principal balance owing hereunder (or, at Holder’s option, be paid over to Maker) and shall not be counted as interest. To the extent permitted by applicable law, determination of the legal maximum amount of interest shall at all

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times be made by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of this Note, all interest at any time contracted for, charged, or received from Maker in connection with this Note and all other agreements between Maker and Holder, so that the actual rate of interest on account of the indebtedness represented by this Note is uniform throughout the term hereof.
18.    Non‑Recourse; Exceptions to Non‑Recourse. Nothing contained in this Note or any of the other Loan Documents shall be deemed to impair or limit Holder’s rights: in foreclosure proceedings or in any ancillary proceedings brought to facilitate Holder’s foreclosure on the Property or any portion thereof or to exercise any specific rights or remedies afforded Holder under any other provisions of the Loan Documents or by law or in equity, subject to the non‑recourse provisions set forth below; to recover under any guarantee given in connection with the Loan; or to pursue any personal liability of Maker or any Recourse Carve-Out Guarantor under the Environmental Indemnity Agreement, the Certificate Concerning Plettner Ground Lease of even date herewith, or Section 5.10 of the Deed of Trust. Except as expressly set forth in this Section 18, the recourse of Holder with respect to the obligations evidenced by this Note shall be solely to the Property, Chattels and Intangible Personalty (as defined in the Deed of Trust) and any other collateral given as security for the Loan:
(a)    Notwithstanding anything to the contrary contained in this Note or in any Loan Document, nothing shall be deemed in any way to impair, limit or prejudice the rights of Holder to collect or recover from Maker or Recourse Carve-Out Guarantor: (i) damages or costs (including without limitation reasonable attorneys’ fees) incurred by Holder as a result of waste by Maker or Operating Lessee; (ii) any condemnation or insurance proceeds attributable to the Property which were not paid to Holder or used to restore the Property in accordance with the terms of the Deed of Trust or the Operating Lessee Deed of Trust; (iii) any rents, profits, advances, rebates, prepaid rents, lease termination payments or other similar sums attributable to the Property collected by or for Maker or Operating Lessee (A) following an Event of Default (as defined in the Deed of Trust) and not properly applied to the reasonable fixed and operating expenses of the Property, including payments of this Note and other sums due under the Loan Documents, or (B) to the extent not deposited in the Deposit Account hereunder, or the “Deposit Account” as defined in and provided for in the Cash Collateral Agreement, as and when required pursuant to this Note or the other Loan Documents; (iv) any security deposits collected by or for Maker or Operating Lessee and not applied in accordance with applicable leases; (v) the amount of any accrued taxes, assessments, and/or utility charges affecting the Property (whether or not the same have been billed to Maker or Operating Lessee) that are either unpaid by Maker or advanced by Holder under the Deed of Trust or Operating Lessee Deed of Trust; (vi) any sums expended by Holder in fulfilling the obligations of Maker or Operating Lessee under any leases, permits, licenses (including liquor licenses), management, franchise, branding or license agreements or any other agreements affecting or relating to the Property or the operation of the Property as a full-service hotel, except to the extent of any of the foregoing accruing after the Termination Date; (vii) the amount of any loss suffered by Holder (that would otherwise be covered by insurance) as a result of Maker’s failure to maintain the insurance required under the terms of any Loan Document and/or pay any deductible under any such insurance; (viii) any damages or costs incurred by Holder as a result of any execution, amendment, modification or termination of any lease (other than the Operating Lease) to any tenant that at any time leases,

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together with its affiliates, an aggregate of 10,000 or more rentable square feet at the Property (individually, a “Major Tenant”), or execution or subsequent amendment, modification or termination of any lease for any space currently occupied by any Major Tenant without the prior written consent of Holder (ix) any sums expended by Holder in fulfilling the obligations of Maker under or with respect to any Ground Lease, except to the extent of any of the foregoing accruing after the Termination Date; (x) the amount of any loss suffered by Holder as a result of Maker’s or Operating Lessee’s failure to deposit, or to cause Maker’s or Operating Lessee’s respective agents and/or property manager or managers to deposit, all amounts that are payable to Maker or Operating Lessee under the Management Agreement into the Deposit Account, (xi) damages or costs incurred by Holder as a result of any breach or violation of Section 5.5 or 5.7 of the Deed of Trust or the Operating Lessee Deed of Trust, and (xii) damages and costs (including without limitation reasonable attorneys’ fees) incurred by Holder as a result of any unintentional misrepresentation by Maker or Operating Lessee in connection with the Property, the Loan Documents or the application made by Maker for the Loan.
(b)    The agreement set forth in the introductory paragraph of this Section 18 to limit the personal liability of Maker shall become null and void and be of no further force and effect, and Maker and Recourse Carve-Out Guarantor shall be personally liable for the obligations evidenced by this Note, in the event (i) of any breach or violation of Section 5.4 of the Deed of Trust or the Operating Lessee Deed of Trust; (ii) of any fraud or intentional misrepresentation by Maker or Operating Lessee in connection with the Property, the Loan Documents or the application made by Maker for the Loan, (iii) any misrepresentation contained in that certain Certificate Concerning Plettner Ground Lease of even date herewith delivered to Holder by Maker and Recourse Carve-Out Guarantor; provided, however, that in the event that such misrepresentation arises by reason of any breach or default under the Plettner Ground Lease (as defined in such Certificate Concerning Plettner Ground Lease), and Maker cures such breach or default within the cure periods provided in the Plettner Ground Lease, then no misrepresentation shall be deemed to have occurred by reason of such breach or default for the purposes of this Section 18); (iv) that Maker or Operating Lessee forfeits the Property or Chattels or any portion of the Property or Chattels due to criminal activity; (v) of any attempt by Maker, Operating Lessee or Recourse Carve-Out Guarantor, or any other person directly or indirectly responsible for the management of Maker or liable for repayment of Maker’s obligations under the Loan (whether as maker, endorser, guarantor, surety, general partner or otherwise) to materially delay any foreclosure against the Property, Chattels and/or Intangible Personalty or any other exercise by Holder of its remedies under the Loan Documents, unless such attempt is made in good faith and on a sound legal and factual basis; (vi) any claim by Maker, Operating Lessee, Recourse Carve-Out Guarantor, or any other person directly or indirectly responsible for the management of Maker or liable for repayment of Maker’s obligations under the Loan (whether as maker, endorser, guarantor, surety, general partner or otherwise) that any provision of any Loan Document is invalid or unenforceable in accordance with its terms to an extent that would preclude any foreclosure or exercise of remedies by Holder; (vii) Maker or Operating Lessee files a petition in bankruptcy, fails to oppose in good faith the entry of an order for relief pursuant to any involuntary bankruptcy petition filed against it or seeking any reorganization, liquidation, dissolution or similar relief under the bankruptcy laws of the United States or under any other similar federal, state or other statute relating to relief from indebtedness, or consents to or colludes in the filing of any involuntary bankruptcy petition against

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Maker or Operating Lessee; (viii) the appointment (other than by Holder) of a receiver, trustee, or liquidator with respect to Maker or Operating Lessee or the Property or any part thereof; (ix) of any execution, amendment, modification or termination of any Ground Lease or the Operating Lease without Holder’s prior written consent; (x) of any execution, amendment, modification or termination of any Condominium Document or Master Association Document without Holder’s prior written consent.
For the purposes of the foregoing, the “Termination Date” shall mean the earlier of (i) the date that Maker tenders to Holder or Holder’s designee a deed-in-lieu of foreclosure, subject to no title exceptions other than real estate taxes and assessments, the Permitted Exceptions and such additional exceptions approved by Holder pursuant to the Loan Documents or which are otherwise acceptable to Holder in its reasonable discretion, together with such ancillary conveyances, releases and other documentation that are customarily delivered in connection with a deed-in-lieu transaction, all in form reasonably satisfactory to Holder, and (ii) the date Holder, its affiliate, or any other party takes title to the Property in connection with a foreclosure of the Deed of Trust. If Maker elects to deliver a deed-in-lieu, Holder shall retain the right to determine whether to accept such deed-in-lieu or to proceed with non-judicial or judicial foreclosure proceedings and, upon Holder making such election, Maker shall execute and deliver to Holder an appropriate deed-in-lieu or stipulation to foreclosure, as Holder shall have elected; provided however, that if Holder chooses to proceed with judicial or non-judicial foreclosure proceedings, the Termination Date shall nonetheless be the earlier of the date specified in (i) and (ii) above, provided further that if Maker thereafter fails to cooperate with Holder in respect of Holder’s exercise of any and all remedies available at law or in equity to Holder (including without limitation judicial or non-judicial foreclosure), then the Termination Date shall be the date specified in (ii) above.
19.    Severability. If any provision hereof or of any other document securing or related to the indebtedness evidenced hereby is, for any reason and to any extent, invalid or unenforceable, then neither the remainder of the document in which such provision is contained, nor the application of the provision to other persons, entities, or circumstances, nor any other document referred to herein, shall be affected thereby, but instead shall be enforceable to the maximum extent permitted by law.
20.    Transfer of Note. Holder may transfer or participate out this Note or any portion thereof at any time in its sole discretion. Each provision of this Note shall be and remain in full force and effect notwithstanding any negotiation or transfer hereof and any interest herein to any other Holder or participant.
21.    Governing Law. Regardless of the place of its execution, this Note shall be construed and enforced in accordance with the internal laws of the State of Colorado, without regard to the conflicts of law principles of such State.
22.    Time of Essence. Time is of the essence with respect to all of Maker’s obligations under this Note.
23.    Remedies Cumulative. The remedies provided to Holder in this Note, the Deed of Trust and the other Loan Documents are cumulative and concurrent and may be exercised

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singly, successively or together against Maker, the Property, and other security, or any guarantor of this Note, at the sole and absolute discretion of the Holder.
24.    No Waiver. Holder shall not by any act or omission be deemed to waive any of its rights or remedies hereunder unless such waiver is in writing and signed by the Holder and then only to the extent specifically set forth therein. A waiver of one event shall not be construed as continuing or as a bar to or waiver of any right or remedy granted to Holder hereunder in connection with a subsequent event.
25.    Joint and Several Obligation. If Maker is more than one person or entity, then (a) all persons or entities comprising Maker are jointly and severally liable for all of the Maker’s obligations hereunder; (b) all representations, warranties, and covenants made by Maker shall be deemed representations, warranties, and covenants of each of the persons or entities comprising Maker; (c) any breach, Default or Event of Default by any of the persons or entities comprising Maker hereunder shall be deemed to be a breach, Default, or Event of Default of Maker; and (d) any reference herein contained to the knowledge or awareness of Maker shall mean the knowledge or awareness of any of the persons or entities comprising Maker.
26.    WAIVER OF JURY TRIAL. MAKER HEREBY AGREES TO WAIVE TO THE FULLEST EXTENT NOT PROHIBITED BY LAW, ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF: (A) THE LOAN OR THE PROPERTY, (B) THIS NOTE, THE DEED OF TRUST, OR ANY OTHER LOAN DOCUMENT OR INSTRUMENT BETWEEN MAKER AND HOLDER RELATING TO THIS NOTE, THE PROPERTY OR THE LOAN, OR (C) ANY DEALINGS BETWEEN MAKER AND HOLDER RELATING TO THE SUBJECT MATTER OF THIS NOTE OR THE LOAN. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE CONTRACT CLAIMS, TORT CLAIMS, ANTITRUST CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. MAKER HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH LEGAL COUNSEL OF ITS OWN CHOOSING, OR HAS HAD AN OPPORTUNITY TO DO SO, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS HAVING HAD THE OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS, OR MODIFICATIONS TO THIS NOTE OR ANY OTHER LOAN DOCUMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS WRITTEN CONSENT TO A TRIAL BY THE COURT WITHOUT A JURY TRIAL. THIS PROVISION IS A MATERIAL INDUCEMENT FOR MAKER AND HOLDER TO ENTER INTO THE LOAN.
27.    WAIVER OF PREPAYMENT RIGHT WITHOUT PREMIUM. MAKER HEREBY EXPRESSLY WAIVES ANY RIGHT IT MAY HAVE UNDER APPLICABLE LAW TO PREPAY THIS NOTE, IN WHOLE OR IN PART, WITHOUT CHARGE, FEE OR PENALTY, UPON ACCELERATION OF THE MATURITY DATE OF THIS NOTE, AND AGREES THAT,

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IF FOR ANY REASON A PREPAYMENT OF ALL OR ANY PART OF THIS NOTE IS MADE, WHETHER VOLUNTARILY OR FOLLOWING ANY ACCELERATION OF THE MATURITY DATE OF THIS NOTE BY HOLDER ON ACCOUNT OF THE OCCURRENCE OF ANY EVENT OF DEFAULT ARISING FOR ANY REASON, INCLUDING, WITHOUT LIMITATION, AS A RESULT OF ANY PROHIBITED OR RESTRICTED TRANSFER, FURTHER ENCUMBRANCE OR DISPOSITION OF THE PROPERTY OR ANY PART THEREOF SECURING THIS NOTE, OR ANY PROHIBITED DIRECT OR INDIRECT INTEREST IN MAKER, THEN MAKER SHALL BE OBLIGATED TO PAY, CONCURRENTLY WITH SUCH PREPAYMENT, THE PREPAYMENT PREMIUM, IF ANY, PROVIDED FOR IN THIS NOTE (OR, IN THE EVENT OF PREPAYMENT FOLLOWING ACCELERATION OF THE MATURITY DATE HEREOF WHEN THIS NOTE IS CLOSED TO PREPAYMENT, AS PROVIDED IN THE DEED OF TRUST) AND ANY AND ALL OTHER CHARGES AND FEES DUE UNDER THE LOAN DOCUMENTS. MAKER HEREBY DECLARES THAT HOLDER’S AGREEMENT TO MAKE THE LOAN EVIDENCED BY THIS NOTE AT THE INTEREST RATE AND FOR THE TERM SET FORTH IN THIS NOTE CONSTITUTES ADEQUATE CONSIDERATION, GIVEN INDIVIDUAL WEIGHT BY MAKER, FOR THIS WAIVER AND AGREEMENT. FOR THE AVOIDANCE OF DOUBT, NO PREPAYMENT PREMIUM SHALL BE PAYABLE AT ANY TIME SUBSEQUENT TO THE DATE THAT IS SIX (6) MONTHS PRIOR TO THE EARLIEST CALL OPTION REPAYMENT DATE OR DURING AN EXTENSION TERM WHETHER OR NOT FOLLOWING THE ACCELERATION OF THE NOTE FOLLOWING AN EVENT OF DEFAULT.

28.    Attorneys Fees and Charges. If Holder refers this Note or any of the other Loan Documents to any attorney for collection or seeks legal advice following the occurrence of an Event of Default that has not been waived by Holder expressly in writing, or if Holder is the prevailing party in any action instituted on this Note, the Deed of Trust or any other Loan Document, or if any other judicial or non-judicial proceeding is instituted by Holder or any other person or entity (provided that with respect to any judicial or non-judicial proceeding instituted by any other person or entity, either (A) such person or entity shall consist of Maker or any Affiliate thereof, or (B) such proceeding shall include Maker or any Affiliate thereof as a party thereto, and the facts alleged, on the basis of which any cause of action or claim shall be asserted in such proceeding, involve the action(s) or omission(s) on the part of Maker or any Affiliate thereof under this Note or any other Loan Document), and an attorney is employed by Holder to appear in any such action or proceeding, or in any action that materially affects Holder’s interest in this Note or any Property, or to seek appointment of a receiver, to reclaim, seek relief from a judicial or statutory stay, sequester, protect, preserve or enforce Holder’s interest in the Deed of Trust or any other security for this Note (including, but not limited to, proceedings under federal bankruptcy law, in eminent domain, under the probate code, on appeal (provided that for Holder to recover appeal costs from Maker hereunder, Holder shall have to be judicially determined to be a prevailing party in such appeal), in arbitration, or in connection with any municipal, state or federal tax lien), then Maker and every endorser hereof and every person who assumes the obligations evidenced by this Note or any of the other Loan Documents jointly and severally promise(s) to pay third party attorneys’ fees for services performed by Holder’s attorneys, and all costs and expenses (including, without limitation, expert witness reasonable fees, costs of exhibit preparation, document reproduction, postage, telecommunication expenses and courier charges), incurred incident to such employment (provided, however, that in

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any action commenced by Holder against Maker, such obligation to pay third party attorneys’ fees shall only apply if Holder is the prevailing party in such action). If such fees are not paid within five (5) Business Days after demand therefor by Holder, all such costs and expenses shall bear interest at the Default Rate and the repayment thereof shall also be secured by every instrument securing the indebtedness evidenced hereby.
29.    Successors and Assigns. The covenants, terms and conditions contained in this Note apply to and bind the heirs, successors, executors, administrators and assigns of Maker.
30.    Notices. Notices and other communications to be delivered pursuant to the provisions of this Note shall be delivered in accordance with the provisions for delivery of notices set forth in the Deed of Trust. Notices and other written communications hereunder shall be sent, in the case of Maker, to the address(es) for delivery of notice to Trustor under the Deed of Trust, and, in the case of Holder, to the address(es) for delivery of notice to Beneficiary under the Deed of Trust.
31.    Notice of No Oral Agreements. IN ACCORDANCE WITH APPLICABLE LAW, THIS NOTE, THE DEED OF TRUST AND ALL OF THE OTHER LOAN DOCUMENTS EVIDENCING, SECURING OR PERTAINING TO ALL OR ANY PORTION OF THE INDEBTEDNESS AND THE OBLIGATIONS REPRESENT THE FINAL AGREEMENT BETWEEN MAKER AND HOLDER AS TO THE SUBJECT MATTER THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF SUCH PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN SUCH PARTIES.

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[SIGNATURE PAGE TO PROMISSORY NOTE]

IN WITNESS WHEREOF and intending to be legally bound, Maker has duly executed this Note as of the date first above written.
MAKER:
CHSP DENVER LLC, a Delaware limited liability company
By: /s/ Graham Wootten
Graham Wootten
Vice President and Secretary

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